LEGG MASON PARTNERS MONEY MARKET TRUST
Sub-item 77N

LEGG MASON PARTNERS MONEY MARKET TRUST
SUPPLEMENT DATED MARCH 28, 2011
TO THE PROSPECTUSES AND STATEMENT OF ADDITIONAL INFORMATION OF
WESTERN ASSET LIQUID RESERVES
WESTERN ASSET U.S. TREASURY RESERVES
WESTERN ASSET GOVERNMENT MONEY MARKET FUND
WESTERN ASSET TAX FREE RESERVES
WESTERN ASSET CALIFORNIA TAX FREE MONEY MARKET FUND
WESTERN ASSET CONNECTICUT MUNICIPAL MONEY MARKET FUND
WESTERN ASSET NEW YORK TAX FREE MONEY MARKET FUND
WESTERN ASSET MONEY MARKET FUND

  The following changes to each fund's Prospectus and the Statement of Additional Information are effective as of April 1, 2011.

  The following information replaces the disclosure in the last paragraph of the "Purchase and sale of fund shares" section of the Prospectuses for Western Asset Liquid Reserves, Western Asset Government Money Market Fund, Western Asset Tax Free Reserves, Western Asset California Tax Free Money Market Fund, Western Asset Connecticut Municipal Money Market Fund, Western Asset New York Tax Free Money Market Fund and Western Asset Money Market Fund:
  The fund normally calculates its net asset value as of 12:00 noon (Eastern time) and as of the time it closes for business (normally 4:00 p.m. (Eastern time)) on each fund business day. The fund may close early under certain circumstances. For more information, please contact your financial intermediary, or contact the fund by phone (1-877-721-1926 or 1-212-857-8181).

The following information replaces the disclosure in the last paragraph of the "Purchase and sale of fund shares" section of the Prospectuses for Western Asset U.S. Treasury Reserves:
  The fund normally calculates its net asset value as of 12:00 noon (Eastern time) and as of the time it closes for business (normally 2:00 p.m. (Eastern time)) on each fund business day. The fund may close early under certain circumstances. For more information, please contact your financial intermediary, or contact the fund by phone (1-877-721-1926 or 1-212-857-8181).

The following information replaces the disclosure following the second bullet under the sub-section titled "Through a fund" in the "Buying shares" section of each Fund's Prospectus:
  Orders received by telephone after the time at which a fund makes its final net asset calculation on a day will not be processed and the investor must resubmit the order on the fund's next business day.
  The first sentence of the sub-section titled "Western Asset offers a distinctive family of money market funds tailored to help meet the varying needs of large and small investors" in the "Exchanging shares" section of each Fund's Prospectus is replaced by the following:
  You may exchange shares at the final net asset value calculated on a fund business day after receipt by your Service Agent or the transfer agent of your exchange request in good order.

The following information replaces the disclosure in the first paragraph of the sub-section titled "Generally" in the "Redeeming shares" section of each Fund's Prospectus:
  You may redeem shares of a fund on any day that the fund is open for business, as described under "Share price/Fund business days" below. Shares are redeemed at their net asset value next determined after receipt by your Service Agent or the transfer agent of your redemption request in good order.

  The following information replaces the last sentence of the disclosure in the first paragraph of the sub-section titled "Redemption proceeds" in the "Redeeming shares" section of each Fund's Prospectus:
  However, your proceeds may be delayed for up to 10 days if your share purchase was made by check.

The following information replaces the disclosure in the last paragraph of the sub-section titled "By telephone" in the "Redeeming shares" section of each Fund's Prospectus:
  If you hold your shares directly with a fund and your telephonic redemption request is submitted after the time at which a fund makes its final net asset value calculation, your request will not be accepted and you must resubmit your request on the next business day.

The following information replaces the first sentence of the disclosure in the first paragraph of the sub-section titled "Dividends" in the "Dividends, distributions and taxes" section of each Fund's Prospectus:
  Each fund calculates its net income and declares dividends each business day when it makes its final net asset value calculation.

The following information replaces the disclosure in the "Share price/Fund business days" section of each Fund's Prospectus:
  You may buy or redeem shares at their net asset value ("NAV") next determined after receipt of your request in good order. The funds use the amortized cost method to value their portfolio securities. Using this method, a fund constantly amortizes over the remaining life of a security the difference between the principal amount due at maturity and the cost of the security to the fund. This method of valuation is designed to permit a money market fund to maintain a constant NAV of $1.00 per share, but there is no guarantee that it will do so.
  Each fund's NAV per share is the value of its assets minus its liabilities divided by the number of shares outstanding. NAV is calculated separately for each class of shares. Each fund is open for business and calculates its NAV every day on which both the NYSE and the Federal Reserve Bank of New York ("FRBNY") are open for business. Therefore, the funds will be closed on New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day and Christmas Day. Both the NYSE and FRBNY are also closed on weekends and may be closed because of an emergency or other unanticipated event. In the event the NYSE does not open for business because of an emergency or other unanticipated event, a fund may, but is not required to, open for purchase or redemption transactions if the Federal Reserve wire payment system is open.
  Each fund typically calculates its NAV as of 12:00 noon (Eastern time) and as of the time it closes for business on each fund business day. However, a fund could, without advance notice, determine not to make an intraday calculation for a number of reasons such as unusual conditions in the bond, credit or other markets or unusual fund purchase or redemption activity. If a fund determined not to make an intraday calculation, purchases or redemptions would be effected at the next determined closing NAV, which may be greater or less than the price at which the purchase or redemption would otherwise have been effected.
  On any day when the NYSE, the FRBNY or the bond markets (as recommended by the Securities Industry and Financial Markets Association ("SIFMA")) close early due to an unanticipated event, or if trading on the NYSE is restricted, an emergency arises or as otherwise permitted by the SEC, each fund reserves the right to close early and make its final NAV calculation as of the time of its early close.
  For Western Asset Liquid Reserves and Western Asset Money Market
Fund only: Each fund normally closes for business at 4:00 p.m. (Eastern time). When the NYSE closes early on a business day before or after a day on which a national holiday is celebrated, each fund will close for business and make its final NAV calculation as of such time the NYSE closes. For calendar year 2011, it is expected that the NYSE will close early at 1:00 p.m. (Eastern time) on November 25, 2011.
   For Western Asset U.S. Treasury Reserves only: The fund normally closes for business at 2:00 p.m. (Eastern time). When SIFMA recommends an early close to the bond markets on a business day before or after a day on which a national holiday is celebrated, the fund will close for business and make its final NAV calculation as of 12:00 noon (Eastern time) on that day. For 2011, SIFMA recommends an early close of the bond markets on April 21, 2011, May 27, 2011, November 25, 2011, December 23, 2011 and December 30,
2011. The schedule may be changed by SIFMA due to market conditions.
  For Western Asset Tax Free Reserves, Western Asset California Tax
Free Money Market Fund, Western Asset Connecticut Municipal Money
Market Fund and Western Asset New York Tax Free Money Market Fund only: Each fund normally closes for business at 4:00 p.m. (Eastern time).
When SIFMA recommends an early close to the bond markets on a business day before or after a day on which a national holiday is celebrated, the fund will close for business and make its final NAV calculation as of 12:00 noon (Eastern time) on that day. For 2011, SIFMA recommends an early close of the bond markets on April 21, 2011, May 27, 2011, November 25, 2011, December 23, 2011 and December 30, 2011. The schedule may be changed by SIFMA due to market conditions.
  For Western Asset Government Money Market Fund only: The fund normally closes for business at 4:00 p.m. (Eastern time). When SIFMA recommends an early close to the bond markets on a business day before or after a day on which a national holiday is celebrated, each fund will close for business and make its final NAV calculation as of 2:00 p.m. (Eastern time) on that day. For 2011, SIFMA recommends an early close of the bond markets on April 21, 2011, May 27, 2011, November 25, 2011, December 23, 2011 and
December 30, 2011. The schedule may be changed by SIFMA due to market conditions.
  To determine whether a fund is open for business, please call the fund at 1-877-721-1926 or 1-212-857-8181 between 8:00 a.m. and 5:30 p.m. (Eastern time).
You should contact your Service Agent to determine whether your Service Agent will be open for business.
  It is the responsibility of the Service Agent to transmit all orders to buy or redeem shares to the transfer agent on a timely basis.

The following replaces in its entirety the sixth paragraph of the "Master/Feeder Structure" section of the Statement of Additional Information:
  Each portfolio is open for business on each day that its corresponding fund is open for business as set forth in the funds' Prospectuses. Each portfolio determines its net asset value as of the same times on each business day as its corresponding fund. A portfolio may make additional net asset value calculations to accommodate other investors in the portfolio. A fund may add to or reduce its investment in the portfolio on each fund business day. For more information, see the funds' Prospectuses.